Exhibit 2

UNITED MEXICAN STATES

Global Medium-Term Notes, Series A
Due Nine Months or More from Date of Issue

$500,000,000 Floating Rate Notes due 2009

Terms Agreement

August 5, 2004

Secretaría de Hacienda y Crédito Público
Unidad de Crédito Público
Palacio Nacional
Patio Central, 3er Piso
Oficina 3010
Colonia Centro
México D.F. 06000
México

     Subject in all respects to the terms and conditions contained in the Amended and Restated Selling Agency Agreement, dated December 1, 2003 (the “Selling Agency Agreement”), between the United Mexican States (“Mexico”) and the agents named therein (the “Agents”), and as modified by the terms and conditions hereof, J.P. Morgan Securities Inc. (“JPMorgan”) agrees to purchase, and Mexico agrees to sell to it, U.S. $500,000,000 of Floating Rate Notes due 2009 (the “Notes”) of Mexico, having the terms set forth in the Pricing Supplement dated the date hereof attached hereto as Annex II (the “Pricing Supplement”), at the Purchase Price set forth in the Pricing Supplement. The Notes are to be consolidated and form a single series with Mexico’s existing Floating Rate Notes due 2009, U.S. $1,000,000,000 aggregate principal amount of which was issued on January 13, 2004. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pricing Supplement and the Selling Agency Agreement. All of the provisions of the Selling Agency Agreement are incorporated herein by reference, as modified by the additional terms set forth below:

Closing Date and Time:	10:00 a.m. (New York time) on August 9, 2004

Payment:	JPMorgan will pay or cause to be paid to Mexico the Purchase Price for the Notes (being the aggregate amount payable for the Notes calculated at the Issue Price for the Notes, plus accrued interest on the Notes from July 13, 2004, and less the discount for the Notes specified in the Pricing Supplement). Such payment shall be made in U.S. dollars in immediately available funds to an account designated by Mexico.

Place of Delivery of Notes:	The Closing shall be held at the New York office of Cleary ,Gottlieb, Steen & Hamilton.

Period during which additional External Indebtedness may not be sold pursuant to Section 4(r) of the Selling Agency
Agreement:	None.

Force Majeure Provision:	[ ] Section 9(b)(i) of the Selling Agency Agreement

[X] Section 9(b)(ii) of the Selling Agency Agreement

Stabilization:	JPMorgan may, to the extent permitted by applicable law, over-allot or effect transactions in the open market or otherwise in connection with the distribution of the Notes with a view to stabilizing or maintaining the market price of the Notes at levels other than those which might otherwise prevail in the open market, but in doing so JPMorgan shall act as principal and not as agent of Mexico. Such transactions, if commenced, may be discontinued at any time. As between Mexico and JPMorgan, any loss resulting from stabilization shall be borne, and any profit arising therefrom shall be retained, by JPMorgan.

Expenses:	JPMorgan has agreed to pay certain of Mexico’s expenses as set out in the letter dated as of August 5, 2004, signed by JPMorgan.

     Section 15 of the Selling Agency Agreement (relating to the submission to the jurisdiction of any state or federal court in the Borough of Manhattan in The City of New York by the parties thereto) is incorporated by reference herein, except that all references therein to “this Agreement” shall be deemed references to this Terms Agreement.

     THIS TERMS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, EXCEPT THAT ALL MATTERS GOVERNING AUTHORIZATION AND EXECUTION OF THIS AGREEMENT BY MEXICO SHALL BE GOVERNED BY THE LAW OF MEXICO.

     This Terms Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

J.P. MORGAN SECURITIES INC.
By:	/s/ Wendi G. Royal
	Name:	Wendi G. Royal
	Title:	Vice President

Accepted:

UNITED MEXICAN STATES

By:	/s/ Andrés Conesa Labastida

Name: Title:	Andrés Conesa Labastida Deputy Undersecretary for Public Credit of the Ministry of Finance and Public Credit

Annex I

Manager	Principal Amount of Notes
J.P. Morgan Securities Inc.	$500,000,000

Total	$500,000,000